Exhibit (d-3)

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT is made as of this 30 day of September, 2008, by and among Harbinger Capital Partners Master Fund I, Ltd., a Cayman Island corporation (the “Master Fund”), Harbinger Capital Partners Special Situations Fund, L.P., a Delaware limited partnership (together with the Master Fund, the “Harbinger Funds” and each a “Harbinger Fund”) and Grill Acquisition Corporation, a newly created Delaware corporation (the “Company”) owned by the Harbinger Funds.

Recitals

A. The Harbinger Funds, which collectively hold an approximately 94.4% ownership interest in Salton, Inc. a Delaware corporation (“Salton”), expect to file a Schedule 13E-3 with the Securities and Exchange Commission announcing their intention to cause the Company to effect a “short-form” merger (the “Merger”) with and into Salton under Section 253 of the Delaware General Corporation Law (the “DGCL”), with Salton as the surviving corporation (the “Surviving Corporation”), pursuant to which (i) the stockholders of Salton (other than the Company) will receive cash in exchange for their shares of Salton common stock, par value $0.01 per share (the “Salton Common Stock”), (ii) the Harbinger Funds will receive shares of common stock of the Surviving Corporation, and (iii) immediately following the Merger, the Harbinger Funds will own all equity interests in the Surviving Corporation other than certain outstanding options to purchase shares of common stock of the Surviving Corporation.

B. To effect the Merger, pursuant to the terms and conditions set forth herein, the Harbinger Funds desire to contribute to the Company, immediately prior to the consummation of the Merger, all of their respective shares of Salton Common Stock, as of such time (the “Effective Time”).

C. Following the contribution by the Harbinger Funds of their shares of Salton Common Stock pursuant to this Agreement, the Company will hold approximately 94.4% of the outstanding shares of Salton Common Stock.

D. Each of the Harbinger Funds desire to evidence herein their unanimous consent to, and approval of, the Merger.

Agreement

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

1. Interpretation of this Agreement.

(a) Terms Defined. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below:

“Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.

“Company Common Stock” means the Company’s common stock, par value $.01 per share.

“Company” shall have the meaning given to it in the preamble of this Agreement.

“Contributed Shares” shall have the meaning given to it in Section 2(a) of this Agreement.

“DGCL” shall have the meaning given to it in the recitals of this Agreement.

“Effective Time” shall have the meaning given to it in the recitals of this Agreement.

“Harbinger Funds” shall have the meaning given to it in the preamble to this Agreement.

“Merger” shall have the meaning given to it in the recitals to this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Salton” shall have the meaning given to it in the preamble of this Agreement.

“Salton Common Stock” shall have the meaning given to it in the recitals of this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” shall have the meaning given to it in Section 2(b) of this Agreement.

“Subsidiary” when used with respect to any Person means any other Person, whether incorporated or unincorporated, of which (a) more than 50% of the securities or other ownership interests or (b) securities or other interests having by their terms ordinary voting power to elect more than 50% of the board of directors or others performing similar functions with respect to such corporation or other organization, is directly owned or controlled by such Person or by any one or more of its Subsidiaries.

“Surviving Corporation” shall have the meaning given to it in the recitals to this Agreement.

(b) Interpretation. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in masculine, feminine or neuter gender shall include the masculine, feminine and the neuter.

2. Contribution of Salton Common Stock; Issuance of Shares; Consent to Merger.

(a) Contribution of Salton Common Stock. At the Effective Time, each Harbinger Fund shall contribute, assign and transfer to the Company, and the Company shall accept, all of the shares of Salton Common Stock held by such Harbinger Fund hold, as set forth opposite such Harbinger Fund’s name on Exhibit A hereto (the “Contributed Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever plus an amount of cash as set forth opposite such Harbinger Fund’s name in Exhibit A.

(b) Issuance of Shares. In consideration for each Harbinger Funds’ contribution of the Contributed Shares to the Company pursuant to Section 2(a), the Company shall issue to each Harbinger Fund the shares of Company Common Stock as set forth opposite such Harbinger Fund’s name on Exhibit A hereto (the “Shares”), free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever. Upon the issuance of the Shares, all other outstanding shares of Company Common Stock will be cancelled.

(c) Consent to the Merger. Each of the Harbinger Funds, as evidenced by its signature hereto, in lieu of a special meeting of the stockholders of the Company, does hereby consent to and approve (i) the Merger, (ii) the execution, delivery and performance by the Company of a Certificate of Ownership and Merger, in substantially the form attached hereto as Exhibit B, and (iii) the other transactions contemplated herein and therein.

(d) Representations and Warranties of the Company. The Company hereby represents and warrants to the Harbinger Funds as follows:

(i) Organization; Power and Authority. The Company is a corporation duly organized, validly existing, and in good standing under the laws of State of Delaware. The Company has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Before giving effect to the transactions contemplated herein, the Company does not have any Subsidiaries, and does not own, directly or indirectly, any capital stock or other equity interests in any other Person.

(ii) Authorization of Transaction; Agreement Binding. The Company has full corporate power and authority to execute and deliver, and to perform its obligations under, this Agreement. This Agreement constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms, except as such enforcement may be limited by general equitable principles or by applicable bankruptcy, insolvency or similar laws which affect creditors’ rights generally.

(iii) No Conflict. The execution, delivery and performance of this Agreement by the Company do not and will not violate, conflict with, or result in a breach of or default under (A) the Company’s Certificate of Incorporation or Bylaws; (B) any applicable law, order, judgment or decree; or (C) any agreement, contract, understanding, mortgage, indenture or other obligation to which the Company is a party or by which any of its assets or properties are bound.

(e) Representations and Warranties of the Harbinger Funds. Each Harbinger Fund hereby represents and warrants to the Company as follows:

(i) Capacity. Such Harbinger Fund has full capacity to execute and deliver, and to perform such Harbinger Fund’s obligations under, this Agreement.

(ii) Agreement Binding. This Agreement constitutes the valid and legally binding obligation of such Harbinger Fund, enforceable in accordance with its terms.

(iii) Acquisition for Investment. Such Harbinger Fund is acquiring the Shares for investment solely for such Harbinger Fund’s account and not with a view to or for sale in connection with any distribution thereof in violation of the federal securities laws, applicable state securities laws or this Agreement.

(iv) Accredited Investor. Such Harbinger Fund is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act.

(v) Title to Contributed Shares. Such Harbinger Fund owns the Contributed Shares set forth opposite such Harbinger Fund’s name on Exhibit A hereto, free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.

3. Termination. This Agreement and the obligation of the Harbinger Funds to contribute the Contributed Shares and any cash will terminate automatically and immediately upon the earliest to occur of (a) the full discharge of the obligations herein in connection with the Merger and (b) the Merger not being consummated by December 31, 2008.

4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

5. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

6. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Harbinger Funds, the Company, and their respective successors and assigns (including subsequent holders of the Restricted Securities) and, where applicable, heirs and personal representatives.

8. Choice of Law; Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the laws of the State of New York without regard to conflicts of law principles thereof. The parties hereby irrevocably submit to the personal jurisdiction of the courts of the State of New York located in the Borough of Manhattan, and the Federal courts of the United States of America located in the State of New York, Borough of Manhattan, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in herein or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

9. Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or relating to this Agreement, or any of the transactions contemplated by this Agreement. Each party certifies and acknowledges that (i) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (ii) each party understands and has considered the implications of this waiver, (iii) each party makes this waiver voluntarily and (iv) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications expressed above.

10. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

11. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Harbinger Funds and the Company.

12. Business Days. Whenever the terms of this Agreement call for the performance of a specific act on a specified date, which date falls on a Saturday, Sunday or legal holiday, the date for the performance of such act shall be postponed to the next succeeding regular business day following such Saturday, Sunday or legal holiday.

13. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[SIGNATURES BEGIN ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year first above written.

GRILL ACQUISITION CORPORATION

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Vice-President

Address:	c/o Harbert Management Corporation
2100 Third Avenue North, Suite 600,
Birmingham, Alabama 35203

HARBINGER CAPITAL PARTNERS MASTER FUND I, LTD.

By:	Harbinger Capital Partners Offshore Manager, L.L.C.

By:	HMC Investors, L.L.C., Managing Member

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Executive Vice-President

Address:	c/o International Fund Services (Ireland)
Limited, Third Floor, Bishop’s Square,
Redmond’s Hill, Dublin 2, Ireland

HARBINGER CAPITAL PARTNERS SPECIAL SITUATIONS FUND, L.P.

By:	Harbinger Capital Partners Special Situations GP, LLC,
its general partner

By:	HMC - New York, Inc.,
its managing member

By:	/s/ Charles D. Miller
Name:	Charles D. Miller
Title:	Executive Vice-President

Address:	c/o Harbert Management Corporation
2100 Third Avenue North, Suite 600,
Birmingham, Alabama 35203

Exhibit A

Harbinger Fund	Contributed Shares	Shares
Harbinger Capital Partners Master Fund I, Ltd.	538,206,465	538,206,465

Harbinger Capital Partners Special Situation Fund, L.P.	152,794,441	152,794,441